UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 14, 2022

ImmunoGen, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-17999	04-2726691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

830 Winter Street, Waltham, MA 02451

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (781) 895-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $.01 par value	IMGN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01 Regulation FD Disclosure.

On November 14, 2022, ImmunoGen, Inc. (the “Company”) issued a press release regarding the accelerated approval of ELAHERETM (mirvetuximab soravtansine-gynx). A copy of this press release is attached as Exhibit 99.1.

The information contained in this item, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01 Other Events.

On November 14, 2022, the Company announced that the U.S. Food and Drug Administration (“FDA”) has granted accelerated approval for ELAHERE for the treatment of adult patients with folate receptor alpha (“FRα”) positive, platinum-resistant epithelial ovarian, fallopian tube, or primary peritoneal cancer, who have received one to three prior systemic treatment regimens. Patients will be selected for therapy based on an FDA-approved test. ELAHERE was approved under FDA’s accelerated approval program based on objective response rate (“ORR”), duration of response (“DOR”), and safety data from the pivotal SORAYA trial. Continued approval may be contingent upon verification and description of clinical benefit in a confirmatory trial.

ELAHERE's accelerated approval was based on outcomes from the pivotal SORAYA trial, a single-arm study in 106 patients with platinum-resistant ovarian cancer whose tumors expressed high levels of FRα and who had been treated with one to three prior systemic treatment regimens – at least one of which included Avastin® (bevacizumab). The primary endpoint was confirmed ORR as assessed by investigator and the key secondary endpoint was DOR. Per the label, ELAHERE showed an ORR by investigator of 31.7% (95% confidence interval [CI]: 22.9, 41.6), including five complete responses. The median DOR was 6.9 months (95% CI: 5.6, 9.7) as assessed by investigator.

The safety of ELAHERE has been evaluated in a pooled analysis from three studies among a total of 464 patients with FRα-positive, platinum-resistant epithelial ovarian, fallopian tube, or primary peritoneal cancer who received at least one dose of ELAHERE (6 mg/kg adjusted ideal body weight (AIBW) administered intravenously once every 3 weeks). The prescribing information for ELAHERE includes a boxed warning for ocular toxicity, including visual impairment, keratopathy, dry eye, photophobia, eye pain, and uveitis. The most common adverse reactions (greater than or equal to 20% of patients), including laboratory abnormalities, were vision impairment, fatigue, increased aspartate aminotransferase, nausea, increased alanine aminotransferase, keratopathy, abdominal pain, decreased lymphocytes, peripheral neuropathy, diarrhea, decreased albumin, constipation, increased alkaline phosphatase, dry eye, decreased magnesium, decreased leukocytes, decreased neutrophils, and decreased hemoglobin.

MIRASOL, the confirmatory randomized trial designed to convert the accelerated approval of ELAHERE to full approval, is fully enrolled and topline data are expected in early 2023. During the BLA review, FDA requested the Company submit preliminary ORR and DOR data from both arms of MIRASOL. To maintain data integrity for the ongoing MIRASOL trial, an independent third-party statistician performed the analyses and submitted the outputs directly to FDA.

FDA has also granted approval of the VENTANA FOLR1 (FOLR1-2.1) RxDx Assay, the only companion diagnostic to aid in identifying patients eligible for treatment with ELAHERE, developed by Roche. Approximately 35-40% of ovarian cancer patients express high levels of FRα, which is defined as greater than or equal to 75% tumor cells staining with 2+ intensity. Testing can be done on fresh or archived tissue; newly diagnosed patients can test at diagnosis to determine if ELAHERE will be an option for them at the time of progression to platinum resistance. Testing is now available in the U.S. through four centralized laboratories and is expected to expand to additional laboratories over time.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release of ImmunoGen, Inc. dated November 14, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL (eXtensible Business Reporting Language) document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoGen, Inc.

Date: November 14, 2022	/s/ Renee Lentini____________________
Renee Lentini
Vice President and Chief Accounting Officer